                                                                  EXHIBIT 10(NN)

              SECOND AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT

            THIS SECOND AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT (this "Amendment"), dated as of November 27, 1998, between ALP (TX) QRS 11-28, INC., a Texas corporation ("Landlord"), SUPERIOR TELECOM INC., a Delaware corporation ("TeleCom" or the "Company"), and THE ALPINE GROUP, INC., a Delaware corporation ("Alpine").

                               W I T N E S S E T H

            WHEREAS, Landlord and Alpine entered into that certain Guaranty and Suretyship Agreement, dated as of December 16, 1993, as modified by a Consent of Guarantor instrument executed on or about May 10, 1995 and a Consent of Guarantor instrument executed on or about October 3, 1996 (as modified, the "Guaranty Agreement");

            WHEREAS, the parties hereto are entering into this Amendment concurrently with the closing of an Amended and Restated Credit Agreement by and among Superior/Essex Corp., Essex Group, Inc., the Subsidiary Guarantors a party thereto (including Tenant), the lenders from time to time a party thereto, Merrill Lynch & Co., as Documentation Agent, Fleet National Bank, as Syndication Agent, and Bankers Trust Company, as Administrative Agent, dated as of November 27, 1998; and

            WHEREAS, the parties hereto have agreed to amend the Guaranty Agreement as hereinafter set forth.

            NOW, THEREFORE, intending to be legally bound and for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

            1. Definitions. Capitalized terms used herein and in Annex A hereto and not otherwise defined shall have the meanings assigned to them in the Guaranty Agreement.

            2. Waiver. Landlord hereby waives compliance by Alpine with the Covenants contained in the Third Amendment to Lease, dated October 3, 1996, in connection with the occurrence of the transactions substantially as described on Annex A attached hereto, including such other transactions as may be incidental to or necessary or desirable to give effect to such transactions.

            3. Financial Covenants.

                  a. Alpine shall not be bound by or obliged to comply with the Covenants contained in the Lease or in any amendment to the Lease.

                  b. TeleCom covenants and agrees to observe and be bound by the covenants annexed hereto as Exhibit E.

            4. Successors and Assigns. Except as specifically amended by this Amendment, the terms and conditions of the Guaranty Agreement shall remain in full force and effect and shall be binding upon Landlord and Guarantor and their respective successors and assigns.

            5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

            6. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                                      * * *

    [Signature Page to Second Amendment to Guaranty and Suretyship Agreement]

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ATTEST                              ALP (TX) QRS 11-28, INC.

By:______________________           By:________________________
   Name:                              Name:
   Title:                             Title:


ATTEST                              THE ALPINE GROUP, INC.

By:______________________           By:_________________________
   Name:                               Name:
   Title:                              Title:


ATTEST                              SUPERIOR TELECOM INC.

By:______________________           By:_________________________
   Name:                               Name:
   Title:                              Title:

                                    ANNEX A
                          DESCRIPTION OF TRANSACTIONS

            SUT Acquisition Corp. ("SUT"), a wholly owned subsidiary of Superior TeleCom Inc. ("Superior"), will purchase up to 22,562,135 shares of the common stock of Essex International, $.01 par value per share (the "Common Stock"), pursuant to a tender offer for such shares of Common Stock commenced on or about October 28, 1998 (the "Offer"), as such Offer is further described in the Offer to Purchase dated October 28, 1998 (the "Offer to Purchase"), a copy of which is annexed hereto. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 21, 1998, by and among Superior, SUT and Essex International, whereby subsequent to the purchase of the Common Stock pursuant to the Offer, SUT will be merged with and into Essex International, and Essex International will continue as the surviving corporation and become a wholly owned subsidiary of Superior (the "Merger"), as such Merger is further described in the Offer to Purchase.

            The total amount of funds required by SUT to consummate the Offer and the Merger (including the refinancing of certain indebtedness of Superior and Essex International) and to pay related fees and expenses is estimated to be approximately $1.30 billion. SUT will obtain all of such funds from Superior. Superior currently intends to provide such funds from loans available pursuant to a (i) Senior Secured Credit Facility (the "Senior Credit Facility") to be entered into by Superior/Essex Corp., a newly formed Delaware corporation and wholly-owned subsidiary of Superior ("SEC"), Essex Group, Inc., a Michigan corporation and a subsidiary of Essex International ("Essex Group"), certain subsidiaries of Superior and Essex as guarantors, various lenders, Merrill Lynch & Co., as documentation agent ("Merrill"), Fleet National Bank, as syndication agent ("Fleet"), and Bankers Trust Company, as administrative agent ("Bankers Trust") and (ii) Senior Subordinated Credit Facility (the "Subordinated Credit Facility") to be entered into by SEC, certain subsidiaries of Superior (including Essex International and Essex Group) as guarantors, various lenders and Bankers Trust. Superior has received a commitment letter dated October 21, 1998 (the "Commitment Letter") in which Bankers Trust has agreed, subject to certain conditions, to provide the credit facilities in an aggregate amount of up to $1.45 billion in order to finance the acquisition of Essex International, to refinance certain existing indebtedness of Superior and Essex International, to pay related fees and expenses and to provide for the working capital requirements of Superior or its subsidiaries (including Essex International).

            The following is a summary of the anticipated material terms and conditions of the approximately $1.15 billion Senior Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents to be negotiated and entered into in connection with the Senior Credit
Facility:

            o The Senior Credit Facility will be comprised of two tranches of term loans and a revolving credit facility. Interest on amounts outstanding under the Senior Credit Facility will be based upon either (i) the Federal Reserve reported certificate of deposit rate, Bankers Trust's prime lending rate or an adjusted certificate of deposit rate or (ii) the Euro rate plus, in each case, an applicable margin, a variable component which, in certain circumstances, will be subject to adjustment based on the leverage ratio maintained by SEC. SEC and Essex Group will also pay Bankers Trust underwriting and administrative fees, reimburse certain expenses and provide certain indemnities. The two tranches of term loans will have five and one-half and seven year terms, and the revolving credit facility will have a five and one-half year term. Each of the term loans will require periodic mandatory amortization payments.

            o The obligations of each of SEC and Essex Group under the Senior Credit Facility will be unconditionally guaranteed by the other party and their respective obligations will be guaranteed by certain of their respective subsidiaries. The indebtedness incurred under the Senior Credit Facility will also be secured by a first priority lien on substantially all the assets of SEC, Essex Group and their subsidiaries.

            o SEC, Essex Group and certain of their respective subsidiaries will be subject to certain customary affirmative and negative covenants under the Senior Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) mergers and acquisitions, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, (vii) capital expenditures, (viii) the making of investments and (ix) dividends and other payments with respect to equity interests.

            Concurrently with the closing of the Senior Credit Facility, SEC will also enter into the $200,000,000 Subordinated Credit Facility. The following is a summary of the anticipated material terms and conditions of the Subordinated Credit Facility and is subject to the detailed provisions of the loan agreement and various related documents to be negotiated and entered into in connection with the Subordinated Credit Facility:

            o The Subordinated Credit Facility will be a general unsecured obligation of Superior which will rank pari passu in right of payment with all future senior subordinated indebtedness and senior to all other subordinated indebtedness. The Subordinated Credit Facility will be guaranteed by certain subsidiaries of Superior (including Essex), on a joint and several basis. The Subordinated Credit Facility will mature in 2006 and will be redeemable at the option of SEC at any time after closing. Upon a change of control (as defined in the Subordinated Credit Facility), SEC will be required to offer to repurchase the Subordinated Credit Facility indebtedness at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon to the date of repurchase. Mandatory prepayments will required from: (i) the net proceeds from issuances of debt and (ii) the net proceeds from equity issuances with customary exceptions to be agreed upon, in each case to the extent not required to repay senior indebtedness (i.e., the Senior Credit Facility). Proceeds of the Subordinated Credit Facility will be used to finance the Offer, to refinance certain existing indebtedness of SEC and Essex International and to pay related fees and expenses.

            o Interest on the Subordinated Credit Facility will be payable quarterly. For the first six months after the borrowing date, interest will be based upon LIBOR plus 4.25% and if LIBOR rate loans are not available, the alternate base rate (the higher of prime or 1/2 of 1% over the Federal Funds Rate) plus 3.25%. Upon the six month anniversary of the borrowing date, interest will be based upon LIBOR plus 4.50% and if LIBOR rate loans are not available, the alternate base rate plus 3.50%. Upon the 12 month anniversary of the borrowing date, interest will be based upon LIBOR plus 5.00% and if LIBOR rate loans are not available, the alternate base rate plus 4.00%. After the interest rate increase on the 12 month anniversary of the borrowing date, the interest rate will increase by 0.25% per quarter, but the maximum interest rate will be LIBOR plus 5.50% and if LIBOR rate loans are not available, the alternate base rate plus 4.50%.

            o The Subordinated Credit Facility will contain a cross-acceleration to the Senior Credit Facility and will also contain covenants limiting the ability of SEC and its subsidiaries (including Essex International) to, among other things, pay dividends or make other restricted payments, make investments, incur additional indebtedness, permit liens, enter into any consolidation, merger, conveyance or lease transactions, make asset sales, enter into transactions with affiliates and engage in unrelated lines of business.

            Subsequent to the transactions described above, Essex may be merged with or into either Superior or any subsidiary of Superior (the "Post-Closing Merger"). In connection with the Merger, The Alpine Group, Inc., a Delaware corporation that owns 50.1% of Superior, will receive a $10,000,000 fee in respect of financial advisory services rendered to Superior in connection with the acquisition of Essex International. The transactions described above (the "Transactions") are more particularly described in the Offer to Purchase, a copy of which is attached hereto.

      EXHIBIT E TO SECOND AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT

      EXHIBIT E TO SECOND AMENDMENT TO GUARANTY AND SURETYSHIP AGREEMENT

            SECTION 10. Definitions. As used in this Exhibit E, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Exhibit E shall include in the singular number the plural and in the plural the singular:

            "Lease Agreement shall mean the Lease Agreement, dated as of December 16, 1993, between December 16, 1993, between ALP (TX) QRS 11-28, INC., a Texas corporation ("Landlord"), and Superior Telecommunications Inc., a Georgia corporation f/k/a Superior Teletec, Inc., and Superior Teletec Transmission Products, Inc., ("Tenant" or "Superior"), as amended.

            "Acquisition" shall have the meaning provided in the recitals to the Agreement.

            "Acquisition Co" shall have the meaning provided in the recitals to the Agreement.

            "Acquisition Documents" shall mean each of the Tender Offer Documents and the Merger Agreement.

            "Additional Collateral" shall have the meaning provided in Section
7.11 of the Agreement.

            "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Administrative Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Administrative Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Administrative Agent for determining the current annual assessment payable by BTCo to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

            "Administrative Agent" shall have the meaning provided in the first paragraph of the Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.10 of the Agreement.

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, Alpine and its Affiliates shall be deemed to be Affiliates of the Company and its Subsidiaries so long as the Service Agreement is in place.

            "Agent" shall mean the Administrative Agent, the Documentation Agent and the Syndication Agent, collectively.

            "Agreement" shall mean the Amended and Restated Credit Agreement, dated as of November 27, 1998, among Superior/Essex Corp., Essex Group, Inc., the guarantors named therein, the lending institutions party thereto from time to time, Merrill Lynch & Co., as Documentation Agent, Fleet National Bank, as Syndication Agent, and Bankers Trust Company, as Administrative Agent.

            "Alternate Currency" shall mean Pounds Sterling or Euros, provided that Euros shall not be available as an Alternate Currency until January 15, 1999 (assuming commencement of the third stage of European Monetary Union).

            "Alternate Currency Loan" shall mean each Revolving Loan denominated in an Alternate Currency and bearing interest at the rates provided in Section 1.08(b).

            "Alternate Currency Loan Lender" shall mean (i) BTCo or (ii) any Affiliate of BTCo designated by it and one or more banks acceptable to BTCo and reasonably acceptable to the Borrowers.

            "Alternate Currency Loan Sublimit" shall have the meaning provided in Section 1.01(c) of the Agreement.

            "Alternate Currency Overdue Amounts" shall have the meaning provided in Section 1.01(f) of the Agreement.

            "Alpine" shall mean The Alpine Group, Inc., a Delaware corporation, which currently owns approximately 50.1% of the outstanding stock of the Parent.

            "Alpine Tax Allocation Agreement" shall mean the tax allocation agreement by and among Alpine, the Parent and their Affiliates dated as of October 2, 1996, effective as of May 1, 1996.

            "Applicable Base Rate Margin" shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 2.00% and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 2.75%; provided that the percentage set forth in clause (i) above shall be adjusted by the applicable Interest Reduction Discount.

            "Applicable Euro Rate Margin" shall mean (i) in the case of each of the Revolving Loans and Tranche A Term Loans, a percentage per annum equal to 3.00% and (ii) in the case of Tranche B Term Loans, a percentage per annum equal to 3.75%; provided that the percentage set forth in clause (i) above shall be adjusted by the applicable Interest Reduction Discount.

            "Applicable Percentage" shall mean 75%, unless the Pro Forma Leverage Ratio computed, if applicable, after giving effect to the application of cash proceeds as a mandatory repayment, is less than 4.00:1.0, in which case the Applicable Percentage shall mean 50%.

            "Asset Sale" shall mean any sale, transfer or other disposition by either of the Borrowers or any of their respective Subsidiaries to any Person of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding the sale by such Person of its own capital stock) of either of the Borrowers or such Subsidiaries other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) sales of assets pursuant to Sections 8.02(d), (e), (f), (g),
(h), (i) and (n) of the Agreement.

            "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed) to the Agreement.

            "Authorized Officer" shall mean any senior officer of the Parent, the Company or Essex, as the case may be, designated as such in writing to the Landlord by the Company or Essex to the extent reasonably acceptable to the Landlord.

            "Bankruptcy Code" shall have the meaning provided in Section 9.05 of the Agreement.

            "Base Rate" at any time shall mean the highest of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (y) the Prime Lending Rate and (z) the rate which is 1/2 of 1% in excess of the Federal Funds Rate.

            "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a) of the Agreement.

            "Borrowers" shall mean the Company and, until the consummation of the Merger, Essex.

            "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to
Section 1.10(b) of the Agreement shall be considered part of the related Borrowing of Euro Rate Loans.

            "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Euro Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. Dollar deposits and deposits in the Alternate Currency in the London interbank market.

            "Cables of Zion" shall mean Cables of Zion United Works Ltd., a company organized under the laws of Israel.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be added to the fixed assets account on the consolidated balance sheet of such Person in accordance with GAAP (which shall not include interest capitalized during construction but only to the extent included in Consolidated Interest Expense), including all such expenditures with respect to plant, property or equipment (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person.

            "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

            "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Company or any of its Subsidiaries in each case taken at the amount thereof that should be accounted for as liabilities in accordance with GAAP.

            "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or the government of any member of the European Union having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated and Eurocurrency time deposits, certificates of deposit and banker acceptances of (x) any Lender or
(y) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, or its branches or agencies or the laws of any member of the European Union and having capital and surplus in an aggregate amount not less than $500,000,000 (any such bank or Lender, an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) U.S. Dollar denominated commercial paper issued by any Approved Lender or by the parent company of any Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, as the case may be, or Eurocurrency commercial paper of British banks of similar credit quality approved for such purposes by the Administrative Agent in its sole discretion, and in each case maturing within twelve months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition having one of the two highest ratings obtainable from either S&P or Moody's, (v) any repurchase agreement entered into with any Approved Lender which is secured by any obligation of the type described in any of clauses (i) through (iii) and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

            "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Company and/or any of its Subsidiaries from such Asset Sale.

            "Change of Control Event" shall mean (a) the Company shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the capital stock of Superior Telecommunications (other than the shares of Superior Preferred Stock) or, after consummation of the Merger, of Essex (other than as a result of the merger of Essex into Superior Telecommunications or another Subsidiary of the Company), or (b) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), other than Alpine, shall (A) have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Parent's capital stock (provided, however, such referenced percentage in this clause (A) shall be 25% if, and so long as, Alpine directly maintains ownership of more than 30% on a fully diluted basis of the economic and voting interests in the Parent's capital stock) or (B) obtained the power (whether or not exercised) to elect a majority of the Company's directors or (C) the Board of Directors of the Parent shall cease to consist of a majority of Continuing Directors or (D) the Parent shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of the Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

            "Collateral" shall mean all of the Pledge Agreement Collateral, Security Agreement Collateral and Mortgaged Property.

            "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors.

            "commencement of the third stage of European Monetary Union" shall mean the date of commencement of the third stage of European Monetary Union (at the date of the Agreement expected to be January 1, 1999) or the date on which circumstances arise which (in the reasonable judgment of the Administrative Agent) have substantially the same effect and result in substantially the same consequences as commencement of the third stage of European Monetary Union as contemplated by the Treaty on European Union.

            "Commitment" shall mean any of the commitments of any Lender; i.e., whether the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or the Revolving Loan Commitment or the commitment of BTCo to make Swingline Loans.

            "Commitment Fee" shall have the meaning provided in Section 3.01(a) of the Agreement.

            "Company" shall mean Superior/Essex Corp., a Delaware corporation.

            "Condemnation" has the meaning assigned to that term in each Mortgage.

            "Consolidated Debt" shall mean, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis; provided that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time equal to the unrealized net loss position, if any, of the Company and/or its Subsidiaries thereunder on a marked to market basis determined no more than one month prior to such time.

            "Consolidated EBIT" shall mean, for any period, Consolidated Net Income, before total interest expense (inclusive of amortization of deferred financing fees, premiums on Interest Rate Protection Agreements and any original issue discount) of the Company and its Subsidiaries determined on a consolidated basis and provisions for taxes based on income, whether paid or deferred.

            "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense plus non-cash compensation expenses relating to restricted stock and stock-option grants, in each case, that were deducted in determining Consolidated EBIT for such period, plus net earnings of any Person (other than a Subsidiary) in which the Company or any consolidated Subsidiary has an ownership interest to the extent such net earnings shall have actually been received by the Company or such consolidated Subsidiary in the form of cash distributions.

            "Consolidated Fixed Charges" shall mean, for any period, without duplication, the sum of Consolidated Interest Expense for such period plus (v) all dividends paid or accrued on capital stock of the Company and its Subsidiaries held by persons other than the Company and its Subsidiaries that are Guarantors plus (w) the amount of all Capital Expenditures of the Company (other than Capital Expenditures made pursuant to clause (d) or (e) of Section 8.08) and its Subsidiaries paid or accrued with respect to such period plus (x) all cash taxes paid or accrued with respect to such period (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period) plus (y) mandatory principal payments on Indebtedness (other than with respect to Loans) required to be made during such period pursuant to Sections 4.02(b) and (c) of the Agreement.

            "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to (A) any rent paid in respect of Capital Leases which is or should be allocable to interest expense in accordance with GAAP and (B) interest capitalized during the construction of any Capital Expenditure) of the Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, all Fronting Fees and net costs or benefits under Interest Rate Protection Agreements, but excluding, however, amortization of any payments made to obtain any Interest Rate Protection Agreement and Other Hedging Agreements and deferred financing costs and any interest expense on deferred compensation arrangements to the extent included in total interest expense and, in the case of the Company and its Subsidiaries, shall include interest accrued by the Parent on the Trust Preferred Securities as if they were issued as of the Initial Borrowing Date.

            "Consolidated Net Income" shall mean, for any period, the net income (or loss), after provisions for income taxes (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period), of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period in conformity with GAAP but excluding in any event (a) any extraordinary gains (net of extraordinary losses) but with giving effect to gains or losses from sales of assets sold in the ordinary course of business; (b) net earnings of any other Person (other than a Subsidiary) in which the Borrower or any consolidated Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such consolidated Subsidiary in the form of cash distributions; (c) any portion of the net earnings of any consolidated Subsidiary which is unavailable for payment of dividends to the Borrowers or any other consolidated Subsidiary by reason of the provisions of any agreement or applicable law or regulation (including, without limitation, those agreements referred to in the exceptions set forth in Section 8.15 of the Agreement); (d) earnings resulting from any reappraisal, revaluation or write-up of assets; (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries; (f) the aggregate net gain (or loss) during such period arising from the revaluation (but not sale) of readily marketable securities; (g) the income (or loss) from discontinued operations; and (h) non- cash charges and cash charges (but only to the extent such cash charges are reimbursed by a controlling Affiliate in cash at the time of incurrence thereof), in each case, relating to the Transaction and repayment of Indebtedness incurred under the Essex Credit Agreement and the Existing Superior Credit Agreement.

            "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligations of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

            "Continuing Directors" shall mean the directors of the Company on the Initial Borrowing Date and each other director if such director's nomination for the election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

            "Credit Documents" shall mean the Agreement, each of the Notes and each Security Document.

            "Credit Event" shall mean the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

            "Credit Party" shall mean the Company, Essex and each Guarantor, including the Parent.

            "Currency" means U.S. Dollars or any Foreign Currency.

            "Cvalim" shall mean The Israeli Cable and Wire Company Limited, a company organized under the laws of Israel.

            "Cvalim Assets" shall mean all assets used or held for use in the conduct of the cable business of Cvalim, including: fixed assets (save land and buildings), inventory, Cvalim's rights under contracts including certain leases for real property, licenses and purchase orders, records, trademarks and know how, Cvalim's prepaid items and expenses, rights deriving from approved enterprise status (save grants received by Cvalim and recorded in its books or rights to receive grants to the extent such amounts were due to Cvalim on or before the closing date of such sale), customer deposits (save deposits for products shipped by Cvalim prior to the closing date), software and hardware, goodwill and rights to the names: "Cvalim", "Cvalim - The Wire and Cable Company of Israel Ltd.", "D.A.S.H. Cable Industries (Israel) Ltd." and "D.A.S.H." and any derivatives of such names and casualty insurance proceeds payable as a result of loss or destruction of equipment; provided that Cvalim Assets shall not include cash, short term investments, customers' receivables and debit balances, deposits and long term receivables, investment and investee companies, other properties and deferred expenses.

            "Debenture" shall have the meaning provided in the definition of Trust Preferred Securities.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

            "Demand Date" shall have the meaning provided in Section 1.01(f) of the Agreement.

            "Destruction" has the meaning assigned to that term in each Mortgage.

            "Dividends" shall have the meaning provided in Section 8.06 of this Exhibit E.

            "Dividend Period" shall mean each four consecutive fiscal quarters of the Company commencing with the fiscal quarter beginning after the Initial Borrowing Date and each four fiscal periods thereafter commencing on the date immediately following the last day of the immediately preceding Dividend Period.

            "Documentation Agent" shall have the meaning provided in the first paragraph of the Agreement.

            "Documents" shall mean the Credit Documents and the Acquisition Documents.

            "Dollar Equivalent" means, with respect to any Borrowing denominated in any Foreign Currency, the amount of U.S. Dollars that would be required to purchase the amount of the Foreign Currency of such Borrowing on the date such Borrowing is requested based upon the spot selling rate at which BTCo offers to sell such Foreign Currency for U.S. Dollars in the London foreign exchange market at approximately 11:00 A.M. London time for delivery two Business Days later.

            "Domestic Subsidiary" shall mean each Subsidiary of the Company incorporated or organized in the United States or any State or territory thereof.

            "Effective Date" shall have the meaning provided in Section 12.10 of the Agreement.

            "Eligible Transferee" shall mean a commercial bank, financial institution or other institutional "accredited investor" (as defined in Regulation D of the Securities Act).

            "End Date" shall have the meaning provided in the definition of Interest Reduction Discount.

            "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, deficiency, liability or violation, investigations or proceedings relating in any way to any violation or liability (or alleged violation or liability) by the Parent, the Borrowers or any of their respective Subsidiaries under any Environmental Law (hereafter "Claims") or any permit, license or other authorization issued to the Parent, the Borrowers or any of their respective Subsidiaries under any such law, including, without limitation,
(a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial, corrective, response or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

            "Environmental Law" shall mean any non-U.S., federal, state or local policy, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, "Laws")), relating to the environment or Hazardous Materials, or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of the Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

            "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent, the Company or any Subsidiary thereof would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or (to the extent required by operation of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA) Section 414(m) or (o) of the Code.

            "Essex" shall mean Essex Group, Inc., a Michigan corporation.

            "Essex Canada" shall mean Essex Canada Inc., a Delaware corporation.

            "Essex Canadian Facility" shall mean the credit facility provided pursuant to the Credit Agreement dated as of May 30, 1996, as amended and restated as of March 27, 1998, between Essex Canada and Bank of Montreal.

            "Essex Capital Lease Facility" shall mean that facility available pursuant to the Agreement and Lease dated as of April 12, 1995, as amended as of June 1, 1997 and September 2, 1997, between Mellon Leasing Corporation and Essex.

            "Essex Credit Agreement" shall mean the credit facility provided pursuant to the Credit Agreement dated as of October 31, 1996, as amended and restated as of March 27, 1998, among Essex International Inc., Essex Group, Inc., the lenders named therein and The Chase Manhattan Bank, as Administrative Agent.

            "Essex Funding" shall mean Essex Funding Inc., a Delaware corporation.

            "Essex Funding Agreement" shall mean that Loan and Security Agreement, dated as of April 29, 1998, between Essex Funding and Three Rivers Funding Corporation.

            "Essex International" shall mean Essex International Inc., a Delaware corporation.

            "Essex Sublimit" shall have the meaning provided in Section 1.01(c) of the Agreement.

            "Euro" means the single currency of participating member states of the European Monetary Union.

            "Euro Rate" shall mean, with respect to each Interest Period for a Eurodollar Loan or an Alternate Currency Loan, (i) the arithmetic average (rounded to the nearest 1/16 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar or Alternate Currency market by BTCo for U.S. dollar deposits or deposits in the Alternate Currency (depending upon the Currency in which the Loan is being made or maintained) of amounts in same day funds generally comparable to the aggregate principal amount of the Euro Rate Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Euro Rate Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "Euro Rate Loan" shall mean each Eurodollar Loan and each Alternate Currency Loan.

            "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b) of the Agreement.

            "European Monetary Union" means the European Economic and Monetary Union as contemplated in the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and became effective on November 1, 1993), as amended from time to time (the "Treaty on European Union").

            "Event of Default" shall have the meaning provided in Section 9 of the Agreement.

            "Excess Cash Flow" shall mean, for any fiscal year of the Company, Consolidated EBITDA for such period minus Consolidated Interest Expense for such period (to the extent paid in cash) minus the provision for income taxes for such period (to the extent paid in cash) minus the amount of Capital Expenditures made by the Company and its Subsidiaries during such period (to the extent paid in cash) minus (plus) additions (reductions) to Consolidated Working Capital for such period minus scheduled repayments of principal of outstanding Indebtedness to the extent actually paid (including any voluntary payments of principal of Indebtedness but excluding voluntary payments of Revolving Loans).

            "Excess Cash Flow Percentage" shall mean 75% unless and so long as the Pro Forma Leverage Ratio is (i) less than 3.75:1.0, in which case it shall mean 50%.

            "Excess Cash Payment Date" shall mean the date occurring 90 days after the last day of each fiscal year of the Company (beginning with its fiscal year ended April 30, 2000).

            "Excess Cash Payment Period" shall mean with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Company.

            "Existing Indebtedness" shall mean Indebtedness of the Borrowers and their respective Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction and the incurrence of Loans on such date, but excluding the Loans, all as set forth on Annex VII to the Agreement, and other Indebtedness which in the aggregate does not exceed $100,000.

            "Existing Superior Credit Agreement" shall have the meaning provided in the recitals to the Agreement.

            "Facing Fee" shall have the meaning provided in Section 3.01(c) of the Agreement.

            "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

            "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01 of the Agreement.

            "Floating Rate Facility" shall mean the $200,000,000 Senior Subordinated Floating Rate Facility available to the Company pursuant to the terms of that Senior Subordinated Credit Agreement dated as of the date hereof among the Company, the guarantors named therein, the lending institutions listed therein and Bankers Trust Company, as Administrative Agent.

            "Foreign Currency" shall mean, at any time, any currency other than U.S. Dollars.

            "Foreign Currency Equivalent" shall mean, with respect to any amount in U.S. Dollars, the amount of any Foreign Currency that could be purchased with such amount of U.S. Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

            "Fronting Fee" shall have the meaning provided in Section 3.01(e) of the Agreement .

            "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8 of this Exhibit E and the definition of Interest Reduction Discount, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a) of the Agreement.

            "Guaranteed Creditors" shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and each Letter of Credit Issuer.

            "Guaranteed Obligations" shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by the Borrowers to each Lender, and Loans made under the Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrowers or any Guarantor to such Lender, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with any Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in each of the Credit Documents by the Borrowers.

            "Guarantor" shall mean (i) the Company, in respect of Obligations of Essex hereunder, (ii) the Parent and (iii) each of the Subsidiary Guarantors.

            "Guaranty" shall mean the Guaranty contained in Section 13 of the Agreement.

            "Hazardous Materials" shall mean (a) any petrochemical or petroleum products or wastes (including crude oil or any fraction thereof), radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any Environmental Law.

            "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed; provided, however, that in the event that the liability of such first Person is non-recourse to such Person and is recourse only to specified assets of such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the market value of such assets or the book value of such assets, (v) all Capitalized Lease Obligations of such Person,
(vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements and (viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising and payable in the ordinary course of business (so long as so paid in the ordinary course of business and consistent with past practice) and, in the case of the Parent, shall include the Trust Preferred Securities and any other similar securities.

            "Information Systems and Equipment" shall mean all computer hardware, firmware and software, as well as other information processing systems, or any equipment containing embedded microchips, whether directly owned, licensed, leased, operated or otherwise controlled by the Parent, the Borrowers or any of their respective Subsidiaries, including through third-party service providers, and which, in whole or in part, are used, operated, relied upon, or integral to, the Parent's, the Borrowers' or any of their respective Subsidiaries' conduct of their business.

            "Initial Borrowing Date" shall mean the date upon which the initial Borrowing of Loans occurs.

            "Intercompany Loan" shall have the meaning provided in Section 8.05(g) of this Exhibit E.

            "Intercompany Notes" shall mean promissory notes, in the form of Exhibit J to the Agreement, evidencing an Intercompany Loan.

            "Interest Coverage Ratio" shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

            "Interest Period," with respect to any Euro Rate Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09 of the Agreement.

            "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

            "Interest Reduction Discount" shall mean zero; provided that from and after the first day of any Margin Reduction Period (the "Start Date") to and including the last day of such Margin Reduction Period (the "End Date"), the Interest Reduction Discount shall be the respective percentage per annum set forth in clause (A), (B), (C) or (D) below if, but only if, as of the last day of the immediately preceding fiscal quarter or fiscal year of the Company preceding such Start Date (the "Test Date"), the applicable conditions set forth in clause (A), (B), (C) or (D) below, as the case may be, are met:

            (A) .25% if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 4.00:1.0 and none of the conditions set forth in clause (B), (C) or (D) below, as the case may be, are satisfied;

            (B) .50% if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.50:1.0 and none of the conditions set forth in clause (C) or (D) below, as the case may be, are satisfied;

            (C) .75% if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.0 and the condition set forth in clause (D) below is not satisfied; or

            (D) 1% if, but only if, as of the Test Date immediately prior to such Start Date the Pro Forma Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.0.

            Notwithstanding anything to the contrary contained above in this definition, (x) the Interest Reduction Discount shall not be greater than zero prior to the first Test Date to occur after the second Test Period and (y) the Interest Reduction Discount shall be zero at any time when a Default or an Event of Default shall exist.

            "Investments" shall have the meaning provided in Section 8.05 of this Exhibit E .

            "Israeli Subsidiaries" shall mean Superior Cable Israel Ltd., Cables of Zion and their respective Subsidiaries.

            "Judgment Currency" shall have the meaning provided in Section 12.18 of the Agreement.

            "Judgment Currency Conversion Date" shall have the meaning provided in Section 12.18 of the Agreement.

            "L/C Supportable Indebtedness" shall mean (i) obligations of the Borrowers or their respective Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrowers or any of their respective Subsidiaries as are reasonably acceptable to the Administrative Agent and the Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of the Agreement.

            "Lease" shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

            "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

            "Lender" shall have the meaning provided in the first paragraph of the Agreement.

            "Lender Default" shall mean (i) the failure or refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) of the Agreement or (ii) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 1.01(a) through 1.01(d) or 2.04(c) of the Agreement, in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

            "Letter of Credit" shall have the meaning provided in Section 2.01(a) of the Agreement.

            "Letter of Credit Fees" shall have the meaning provided in Section 3.01(b) of the Agreement.

            "Letter of Credit Issuer" shall mean BTCo.

            "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

            "Letter of Credit Request" shall have the meaning provided in
Section 2.02(a) of the Agreement.

            "Letter of Credit Sublimit" shall mean $25,000,000.

            "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

            "Loan" shall mean each Tranche A Term Loan, each Tranche B Term Loan, each Revolving Loan and each Swingline Loan.

            "Mandatory Borrowing" shall have the meaning provided in Section 1.01(e) of the Agreement.

            "Margin Reduction Period" shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to
Section 7.01(b) or (c) of the Agreement, as the case may be, and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 7.01(b) or (c) of the Agreement, as the case may be, and (ii) the latest date on which the next financial statements are required to be delivered pursuant to Section 7.01(b) or (c) of the Agreement, as the case may be; provided that the first Margin Reduction Period shall commence on the date that the financial statements are delivered for the Company's first fiscal quarter ending April 30, 1999.

            "Margin Stock" shall have the meaning provided in Regulation U.

            "Material Adverse Effect" shall mean (x) a material adverse effect on the Transaction or (y) a material adverse effect on the business, properties, assets, nature of assets, liabilities, condition (financial or otherwise) (i) on the Initial Borrowing Date, of the Parent and its Subsidiaries, the Company and its Subsidiaries, or Essex and its Subsidiaries, in each case taken as a whole, and both before and after giving effect to the Transaction and (ii) thereafter, of the Company and its Subsidiaries (including Essex), or the Parent and its Subsidiaries, in each case taken as a whole or (z) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent, or on the ability of any Credit party to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

            "Maturity Date" shall mean, with respect to any Tranche of Loans, the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

            "Maximum Number" shall have the meaning provided in the recitals to the Agreement.

            "Maximum Swingline Amount" shall mean $35,000,000.

            "Merger" shall mean the merger of Acquisition Co with and into Essex International in which Essex International will be the surviving corporation and remaining common stockholders of Essex International (other than Acquisition Co) will receive Trust Preferred Securities and, to the extent less than the Maximum Number of shares of common stock of Essex are accepted in the Tender Offer, any of the Tender Offer Cash Consideration not paid.

            "Merger Agreement" shall have the meaning provided in the recitals to the Agreement.

            "Mexican Subsidiaries" shall mean any Wholly-Owned Subsidiary of the Company, Essex or any of their respective Subsidiaries organized under the laws of Mexico to make the acquisitions and Investments contemplated by Section 8.02(s) of this Exhibit E.

            "Minimum Borrowing Amount" shall mean the amounts set forth in
Section 1.02 of the

Agreement.

            "Minimum Condition" shall have the meaning provided in the recitals to the Agreement.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Mortgage" shall mean a revolving credit mortgage, assignment of leases, security agreement and fixture filing, or a revolving credit deed of trust, assignment of leases, security agreement and fixture filing creating and evidencing a Lien on a Mortgaged Real Property, which shall be substantially in the form of Exhibit K or L (as appropriate) to the Agreement, containing such schedules and including such additional provisions and other deviations from such Exhibits as shall be necessary to conform such document to applicable or local law or as shall be customary under local law and which shall be dated the date of delivery thereof and made by the owner of the Mortgaged Real Property described therein for the benefit of the Collateral Agent, as mortgagee (grantee or beneficiary), assignee and secured party, as the same may at any time be amended, modified or supplemented in accordance with the terms thereof and hereof.

            "Mortgaged Property" shall have the meaning assigned to such term in the Mortgages.

            "Mortgaged Real Property" shall mean and include the Real Properties owned or leased by the Borrowers and the Guarantors to the extent designated as such on Annex IV and any additional Real Property which shall be subject to a Mortgage delivered pursuant to Section 5.10.

            "Multiemployer Plan" shall mean a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

            "Net Award" has the meaning assigned to such term in each Mortgage.

            "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (a) cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness other than the Loans required to be repaid as a result of such Asset Sale), (b) all federal, state, local and non-U.S. taxes to the extent payable as a direct consequence of any such Asset Sale and (c) deduction of reasonable amounts, determined in accordance with GAAP, required to be provided by either of the Borrowers or any of their respective Subsidiaries as a reserve against any liabilities retained by the Borrowers or any such Subsidiary associated with such assets after such Asset Sale, including, without limitation, any indemnification, pension and other post-employment benefit liabilities, workers compensation liabilities, liabilities associated with retiree benefits and liabilities relating to environmental matters, except and until such reserves are reversed, in which case the amount of such reversal shall constitute Net Cash Proceeds.

            "Net Proceeds" has the meaning assigned to that term in each Mortgage.

            "Non-Defaulting Lender" shall mean each Lender other than a Defaulting Lender.

            "Non-U.S. Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent, the Company, Essex or any one or more of their respective Subsidiaries primarily for the benefit of employees of the Parent, the Company, Essex or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment or any such plan as to which the Parent, the Company, Essex or any of their respective Subsidiaries may have any liability.

            "Non-U.S. Subsidiary" shall mean each Subsidiary of the Company other than a Domestic Subsidiary.

            "Note" shall mean each Tranche A Term Note, each Tranche B Term Note, each Revolving Note and the Swingline Note.

            "Notice of Borrowing" shall have the meaning provided in Section 1.03(a) of the Agreement.

            "Notice of Conversion" shall have the meaning provided in Section
1.06 of the Agreement.

            "Notice Office" shall mean the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

            "Obligation Currency" shall have the meaning provided in Section
12.18 of the Agreement.

            "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of any Credit Document.

            "Other Hedging Agreements" shall mean (x) any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values and (y) agreements relating to the future purchase of commodities or designed to protect against fluctuations in the prices of specific commodities.

            "Parent" shall mean Superior TeleCom Inc., a Delaware corporation.

            "Parent Common Stock" shall mean shares of common stock, $.01 par value per share, of the Parent.

            "Parent Tax Allocation Agreement" shall mean the tax allocation agreement by and among the Parent and its Subsidiaries dated as of October 2, 1996, effective as of May 1, 1996.

            "Participant" shall have the meaning provided in Section 2.04(a)(i) of the Agreement.

            "Payment Office" shall mean the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "Percentage" in the case of a Revolving Loan Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the Percentage of any Lender is to be determined after the applicable Total Revolving Loan Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

            "Permitted Acquisition" shall have the meaning provided in Section 8.02(l) of this Exhibit E.

            "Permitted Liens" shall have the meaning provided in Section 8.03 of this Exhibit E.

            "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company or partnership, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

            "Plan" shall mean any multiemployer plan or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or Essex, any of their respective Subsidiaries or any ERISA Affiliate and each such plan for the five calendar year period immediately following the latest date on which the Company or Essex, any of their respective Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan or any such plan as to which the Company or Essex, any of their respective Subsidiaries or any ERISA Affiliate may have any liability; provided, however, the term "Plan" shall not include any Non- U.S. Pension Plan.

            "Pledge Agreement" shall have the meaning provided in Section 5.08(a) of the Agreement and shall include any additional pledge agreement executed by the Borrowers or any of their respective Subsidiaries pursuant to
Section 7.11 of the Agreement.

            "Pledge Agreement Collateral" shall mean all "Pledged Collateral" as defined in the Pledge Agreement.

            "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

            "Pounds Sterling" shall mean (i) freely transferable lawful money of the United Kingdom and (ii) in the event that the Pounds Sterling is replaced by the Euro, Euros having a corresponding value, calculated in accordance with the relevant provisions of the treaty on the European Union.

            "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

            "Prior Liens" shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

            "Pro Forma Leverage Ratio" shall mean, at any time for the determination thereof, the ratio of (x) Consolidated Debt at such time to (y) Consolidated EBITDA for the Test Period then last ended, with such Pro Forma Leverage Ratio to be determined on a pro forma basis (i) in the case of a Permitted Acquisition, as if such Permitted Acquisition (and any other Permitted Acquisition) that occurred during such Test Period (and the incurrence, assumption and/or repayment of any Indebtedness in connection with any such Permitted Acquisition), as the case may be, had occurred on the first day of such Test Period (and such Indebtedness, if any, had remained outstanding (or had not been outstanding, as the case may be) throughout such Test Period) it being understood that in calculating the Pro Forma Leverage Ratio in connection with each and every Permitted Acquisition, Consolidated EBITDA shall include the results of operations of the Person or assets acquired pursuant to each such Permitted Acquisition on a pro forma basis as if such acquisition had occurred on the first day of the respective Test Period and (ii) in the case of the Transaction, for the first three quarterly Test Periods for which the Pro Forma Leverage Ratio is being tested, Consolidated EBITDA for the purpose of determining the Pro Forma Leverage Ratio shall be calculated (x) for the first such Test Period as the product of Consolidated EBITDA for the fiscal quarter ending April 30, 1999 ("First Quarter EBITDA") times 4, (y) for the second such Test Period as the sum of (1) the product of First Quarter EBITDA times 2 plus
(2) the product of the Consolidated EBITDA for the fiscal quarter ending July 31, 1999 ("Second Quarter EBITDA") times 2 and (z) for the third such Test Period as the product of (1) the sum of First Quarter EBIDTA plus Second Quarter EBITDA plus Consolidated EBITDA for the fiscal quarter ending October 31, 1999 times (2) 1 1/3. On any date pursuant to which the Pro Forma Leverage Ratio is to be calculated and on each date of calculation of Pro Forma Leverage Ratio, the Company shall deliver to the Landlord a certificate of the Company's chief financial officer setting forth in reasonable detail the pro forma calculations required to establish the Pro Forma Leverage Ratio (with such pro forma calculations to be made on a basis reasonably satisfactory to the Landlord and to assume that the interest expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the date of such Permitted Acquisition (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period). For purposes of the Pro Forma Leverage Ratio, Consolidated Debt shall not include the Trust Preferred Securities.

            "Projections" shall mean the financial projections dated November 10, 1998, which include the projected consolidated and consolidating results of the Company and its Subsidiaries (including Essex) for at least the five fiscal years ended after the Initial Borrowing Date.

            "Quarterly Payment Date" shall mean the last Business Day of each fiscal quarter (including the fourth fiscal quarter) of the Company.

            "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

            "Receivables Financing Agreement" shall mean (i) the Essex Funding Agreement and any refinancing thereof, provided that the aggregate amount thereunder does not exceed $225,000,000 and the then outstanding principal amount thereof is not increased and the cost and other terms of any such replacement facility is on market terms and conditions for similar receivables financing and/or factoring facilities at the time of such refinancing; and (ii) a replacement accounts receivable facility: (it being understood that such replacement facility may be in the form of a sale of receivables and Receivables Related Assets or fractional undivided interests therein); provided that, in each case, (x) the proceeds of such replacement facility shall not be less than 75% of the book value (or, if applicable, the fair market value) of such receivables and Receivables Related Assets (subject to customary advance rates and discounts), in case such replacement facility is structured as a sale, or the loans secured thereunder, in case such facility is structured as a loan and
(y) neither the Company nor any of its Subsidiaries (other than a Receivables Subsidiary) provides, directly or indirectly, any credit support with respect to such facility, other than as described in clause (c)(ii) of the definition of Receivables Subsidiary.

            "Receivables Related Assets" shall mean accounts receivable and instruments, chattel papers, obligations, general intangibles and other similar assets, in each case, relating to receivables subject to a Receivables Financing Agreement, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

            "Receivables Subsidiary" shall mean (i) Essex Funding, in the case of a Receivables Financing Agreement that meets the condition of clause (i) of the definition thereof, or (ii) a wholly-owned Subsidiary of the Company (a) that is designated (as set forth below) as a "Receivables Subsidiary" by the Board of Directors of the Company, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than in connection with the Receivables Financing Agreement on the terms otherwise permitted hereby, (c) no portion of the Indebtedness or any other obligation (contingent or otherwise) thereof under such Receivables Financing Agreement (i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Receivables Financing Agreement or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection such a Receivables Financing Agreement, (d) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding and
(e) with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced by filing with the Administrative Agent a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and a certificate of the chief financial officer of the Company or other Authorized Officer of the Company certifying that such designation complied with the foregoing conditions.

            "Recovery Event" shall mean the receipt by either of the Borrowers or any of their respective Subsidiaries of any cash insurance proceeds or condemnation award payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of either of the Borrowers or any of their respective Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 7.03 of the Agreement.

            "Refinancings" shall have the meaning provided in the recitals to the Agreement.

            "Register" shall have the meaning provided in Section 7.12 of the Agreement.

            "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

            "Regulation T" shall mean Regulation T of the Board of Governors of the Federal

Reserve System as from time to time in effect and any successor to all or any portion thereof.

            "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

            "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

            "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

            "Replaced Lender" shall have the meaning provided in Section 1.13 of the Agreement.

            "Replacement Lender" shall have the meaning provided in Section 1.13 of the Agreement.

            "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PGBC by regulation.

            "Required Lenders" means Non-Defaulting Lenders holding at least a majority of the outstanding Loans (after giving effect to the Percentage of Swingline Loans of each Non-Defaulting Revolving Loan Lender), Letter of Credit Outstandings and Total Unutilized Revolving Loan Commitments held by Non-Defaulting Lenders.

            "Returns" shall have the meaning provided in Section 6.18 of the Agreement.

            "Revolving Loan" shall have the meaning provided in Section 1.01(c) of the Agreement and shall include a Revolving Loan denominated in U.S. Dollars as well as an Alternate Currency Loan.

            "Revolving Loan Lender" shall have the meaning provided in Section 1.01(c) of the Agreement.

            "Revolving Loan Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Annex I to the Agreement directly below the column entitled "Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Section 3.02, Section 3.03, Section 9 of the Agreement and/or the definition of "Total Revolving Loan Commitment."

            "Revolving Loan Maturity Date" shall mean November 27, 2004.

            "Revolving Note" shall have the meaning provided in Section 1.05(a) of the Agreement.

            "Rollover Amount" shall have the meaning provided in Section 8.08(b) of this Exhibit E.

            "Scheduled Repayments" shall mean Tranche A Term Loan Scheduled Repayments and Tranche B Term Loan Scheduled Repayments.

            "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

            "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii) of the Agreement.

            "Secured Creditors" shall mean the Administrative Agent, the Collateral Agent, the Lenders and each Letter of Credit Issuer.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Security Agreement" shall have the meaning provided in Section 5.08(b) of the Agreement and shall include any additional security agreement executed by the Borrowers or any of their respective Subsidiaries pursuant to
Section 7.11 of the Agreement.

            "Security Agreement Collateral" shall mean all the "Pledged Collateral" as defined in the Security Agreement.

            "Security Documents" shall mean and include the Security Agreement, the Pledge Agreement and each Mortgage.

            "Services Agreement" shall mean the services agreement between Alpine and the Parent, dated as of October 2, 1996, as amended May 1, 1997 and May 1, 1998.

            "S&P" shall mean Standard & Poor's Ratings Service.

            "Start Date" shall have the meaning provided in the definition of Interest Reduction Discount.

            "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

            "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time; in the case of the Company, a Subsidiary of the Company shall include at any time after the consummation of the Tender Offer, Essex and its Subsidiaries.

            "Subsidiary Borrower" shall mean, at any time, any Subsidiary of the Company designated as a Subsidiary Borrower by the Company in accordance with
Section 1.15 of the Agreement that has not ceased to be a Subsidiary Borrower pursuant to such Section.

            "Subsidiary Guarantor" shall mean (i) Essex, in respect of the Obligations of the Company hereunder and (ii) each Subsidiary of each of the Company and Essex (other than a Non-U.S. Subsidiary except to the extent otherwise provided in Section 8.14 of this Exhibit E) except for Essex Funding, any Receivables Subsidiary and Essex Canada.

            "Superior Preferred Stock" shall mean the 6% Cumulative Preferred Stock, par value $1.00 per share, of Superior Telecommunications having an aggregate liquidation preference of $20,000,000 (but shall include any Company preferred stock issued in exchange therefor pursuant to clause (ii)(y) of
Section 8.06 of this Exhibit E).

            "Superior Telecommunications" shall mean Superior Telecommunications Inc., a Georgia corporation and Wholly-Owned Subsidiary of the Company.

            "Superior Trust I" shall mean Superior Trust I, a statutory business trust formed under the laws of the State of Delaware, the common securities of which shall be directly or indirectly wholly owned by the Parent.

            "Survey" means a survey of any Mortgaged Real Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within the six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

            "Swingline Expiry Date" shall mean the date which is five Business Days prior to the

Revolving Loan Maturity Date.

            "Swingline Loan" shall have the meaning provided in Section 1.01(d) of the Agreement.

            "Swingline Note" shall have the meaning provided in Section 1.05(a) of the Agreement.

            "Syndication Agent" shall have the meaning provided in the first paragraph of the Agreement.

            "Syndication Date" shall mean that date upon which the Administrative Agent determines (and notifies the Borrowers and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 12.04(b) of the Agreement) has been completed.

            "Taking" has the meaning assigned to such term in each Mortgage.

            "Tax Allocation Agreements" shall mean any tax sharing or tax allocation agreements entered into, or to be entered into, by the Borrowers or any of their respective Subsidiaries.

            "Taxes" shall have the meaning provided in Section 4.04 of the Agreement.

            "Tender Offer" shall have the meaning provided in the recitals to the Agreement.

            "Tender Offer Cash Consideration" shall have the meaning provided in the recitals to the Agreement.


            "Tender Offer Documents" shall mean the Offer to Purchase, the
Schedule 14D-1 filed by the Parent and Acquisition Co, the Schedule 14D-9 filed by Essex and all amendments and exhibits thereto and related documents filed with the SEC or distributed to the stockholders of Essex.

            "Term Loan" shall mean the Tranche A Term Loan or the Tranche B Term Loan.

            "Term Loan Commitment" shall mean each Tranche A Term Loan Commitment and each Tranche B Term Loan Commitment, with the Term Loan Commitment of any Lender at any time to equal the sum of its Tranche A Term Loan Commitment and Tranche B Term Loan Commitment as then in effect.

            "Test Date" shall have the meaning provided in the definition of Interest Reduction Discount.

            "Test Period" shall mean four consecutive fiscal quarters of the Company (taken as one accounting period) ended, in the case of any determination of Interest Reduction Discount, on the last day of each fiscal quarter or fiscal year of the Company and, in all other cases, ended on the date indicated in the applicable Section hereof; provided, with respect to the Test Periods ending prior to April 29, 2000, Consolidated EBITDA and the Interest Coverage Ratio shall be measured in accordance with the actual results for the period from November 1, 1998 through such last day of such Test Period.

            "Title Company" shall mean First American Title Insurance Company or such other title insurance or abstract company as shall be designated by the Landlord.

            "Total Commitments" shall mean, at any time, the sum of the Commitments of each of the Lenders.

            "Total Consideration Amount" shall mean (with respect to any Permitted Acquisition, or series of related Permitted Acquisitions) $50,000,000; provided that if at least 90% of the total consideration with respect thereto (as determined in accordance with Section 8.02(l) of this Exhibit E) is paid in shares of Parent Common Stock, such amount shall be $[200,000,000].

            "Total Revolving Loan Commitment" shall mean the sum of the then Revolving Loan Commitments of each of the Lenders, it being understood that the Total Revolving Loan Commitment as of the Initial Borrowing Date shall be $225,000,000.

            "Total Revolving Outstandings" shall mean, at any time, the sum of
(i) the aggregate principal amount of all Revolving Loans outstanding at such time, (ii) the aggregate principal amount of all Swingline Loans outstanding at such time and (iii) the aggregate amount of all Letter of Credit Outstandings at such time.

            "Total Term Loan Commitment" shall mean, at any time, the sum of the Total Tranche A Term Loan Commitment and Total Tranche B Term Loan Commitment.

            "Total Tranche A Term Loan Commitment" shall mean, at any time, the sum of the Tranche A Term Loan Commitments of each of the Lenders.

            "Total Tranche B Term Loan Commitment" shall mean, at any time, the sum of the Tranche B Term Loan Commitments of each of the Lenders.

            "Total Unutilized Revolving Loan Commitment" shall mean, at any time, (i) the Total Revolving Loan Commitment at such time less (ii) Total Revolving Outstandings at such time.

            "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being four separate Tranches; i.e., Tranche A Term Loans, Tranche B Term Loans, Revolving Loans and Swingline Loans.

            "Tranche A Term Loan" shall have the meaning provided in Section 1.01(a) of the Agreement.

            "Tranche A Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Annex I to the Agreement directly below the column entitled "Tranche A Term Loan Commitment", as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 of the Agreement or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 12.04 of the Agreement.

            "Tranche A Term Loan Lender" shall have the meaning provided in
Section 1.01(a) of the Agreement.

            "Tranche A Term Loan Maturity Date" shall mean May 27, 2004.

            "Tranche A Term Loan Scheduled Repayment" shall have the meaning provided in Section 4.02(b) of the Agreement.

            "Tranche A Term Loan Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b) of the Agreement.

            "Tranche A Term Note" shall have the meaning provided in Section 1.05(a) of the Agreement.

            "Tranche B Term Loan" shall have the meaning provided in Section 1.01(b) of the Agreement.

            "Tranche B Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Annex I to the Agreement hereto directly below the column entitled "Tranche B Term Loan Commitment", as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 of the Agreement or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 12.04 of the Agreement.

            "Tranche B Term Loan Lender" shall have the meaning provided in
Section 1.01(b) of the Agreement.

            "Tranche B Term Loan Maturity Date" shall mean November 27, 2005.

            "Tranche B Term Loan Scheduled Repayment" shall have the meaning provided in Section 4.02(c) of the Agreement.

            "Tranche B Term Loan Scheduled Repayment Date" shall have the meaning provided in

Section 4.02(c) of the Agreement.

            "Tranche B Term Note" shall have the meaning provided in Section 1.05(a) of the Agreement.

            "Transaction" shall have the meaning provided in the recitals to the Agreement.

            "Trust Preferred Securities" shall mean collectively: (i) the shares of Series A Cumulative Convertible Exchangeable Trust Preferred Securities of Superior Trust I having an aggregate liquidation preference of approximately $167,000,000; (ii) the long-term, subordinated debenture issued by the Company and purchased by Superior Trust I which, under certain circumstances, may be distributed to the holders of the Series A Cumulative Convertible Exchangeable Trust Preferred Securities (the "Debenture"); and (iii) shall include the guarantee by the Company of dividend, redemption and liquidation payments as in effect on the Initial Borrowing Date, all substantially in the form of Exhibit M hereto, with such modifications consistent with the economic terms thereof, as to which the Administrative Agent may agree, such agreement not to be unreasonably withheld or delayed.

            "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Euro Rate Loan.

            "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

            "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

            "Unpaid Drawing" shall have the meaning provided in Section 2.03(a) of the Agreement.

            "Unutilized Revolving Loan Commitment" with respect to any Revolving Loan Lender, at any time, shall mean such Lender's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Lender (plus, in the case of BTCo, the aggregate outstanding principal amount of Swingline Loans made by BTCo) and (ii) such Lender's Percentage of the Letter of Credit Outstandings in respect of Letters of Credit issued under the Agreement.

            "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

            "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly- Owned Subsidiary of such Person which is a Domestic Subsidiary.

            "Wholly-Owned Non-U.S. Subsidiary" shall mean, as to any Person, any Wholly- Owned Subsidiary of such Person which is a Non-U.S. Subsidiary.

            "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

            "Written" (whether lower or upper case) or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, or telegraph or cable.

            "Year 2000 Compliant" shall mean that all Information Systems and Equipment accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year 2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further, that when used in combination with, or interfacing with, other Information Systems and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs today and shall not otherwise impair the accuracy or functionality of Information Systems and Equipment.

            SECTION 8. Negative Covenants. Each of the Borrowers and the Parent hereby covenants and agrees that, unless the Landlord consents thereto in writing, as of the Initial Borrowing Date and thereafter for so long as the Agreement is in effect and until the Total Commitments have terminated, no Letters of Credit (other than Letters of Credit, together with all Fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner satisfactory to the Letter of Credit Issuer in its sole and absolute discretion) or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 which are not then due and payable) incurred hereunder, are paid in full:

            8.01. Changes in Business. The Parent, the Company and Essex and their respective Subsidiaries will not engage in any business other than the businesses in which the Parent, the Borrowers and their respective Subsidiaries are engaged in as of the Initial Borrowing Date and activities incidental thereto, and similar or related businesses.

            8.02. Consolidation, Merger, Sale or Purchase of Assets, etc. The Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than inventory in the ordinary course of business, including sales of inventory on consignment in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that the following shall be permitted:

            (a) the Company and its Subsidiaries may, as lessee or lessor, enter into operating leases in the ordinary course of business with respect to real or personal property;

            (b) Capital Expenditures by the Company and its Subsidiaries to the extent not in violation of Section 8.08 of this Exhibit E;

            (c) the advances, Investments and loans permitted pursuant to
      Section 8.05 of this Exhibit E;

            (d) the Company and its Subsidiaries may sell assets no longer used in the business other than Mortgaged Real Property; provided that the aggregate sale proceeds from all assets subject to such sales pursuant to this clause (d) shall not exceed $25,000,000 in any consecutive twelve month period of the Company (exclusive of sale proceeds in respect of obsolete, outmoded or worn-out machinery, equipment, furniture or fixtures) and each such asset sale subject to this clause (d) is for at least 85% cash and at fair market value (as determined in good faith by the Company);

            (e) the Company and its Subsidiaries may sell or discount (x) without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or (y) accounts receivable pursuant to the Receivables Financing Agreement;

            (f) without limitation to clause (d), the Company and its Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of machinery or equipment;

            (g) the Company and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to third Persons and to one another, so long as any such license by the Company or its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Security Agreement (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by the Company or any of its Subsidiaries pursuant to the Security Agreement in the intellectual property covered by such license;

            (h) the assets of any Non-U.S. Subsidiary of the Company may be transferred to the Company or any of its Subsidiaries, and any Non-U.S. Subsidiary of the Company may be merged with and into, or be dissolved or liquidated into, the Company or any of its Subsidiaries so long as the Company or such Subsidiary is the surviving corporation of any such merger, dissolution or liquidation and, except in the case of a transfer by the Israeli Subsidiaries, the security interests, if any, granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

            (i) any Domestic Subsidiary of the Company may transfer assets to the Company or to any other Domestic Subsidiary of the Company (other than a Receivables Subsidiary), so long as (i) if the transferee is a Subsidiary, such Subsidiary is a Guarantor and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

            (j) any Domestic Subsidiary of the Company may merge with and into, or be dissolved or liquidated into, the Company so long as (i) the Company is the surviving corporation of any such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

            (k) any Domestic Subsidiary of the Company may merge with and into, or be dissolved or liquidated into, any Domestic Subsidiary of the Company so long as (i) such Domestic Subsidiary is a Guarantor and is the surviving corporation of any such merger, dissolution or liquidation and
      (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Domestic Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

            (l) so long as no Default or Event of Default then exists or would result therefrom (including giving pro forma effect to such acquisition and any additional Indebtedness resulting therefrom or incurred or assumed in connection therewith as if such acquisition had occurred and such Indebtedness had been incurred as of the first day of the most recently completed

      Test Period (including any other Permitted Acquisition that occurred, and related Indebtedness that was incurred, during such Test Period)), the Company and its Wholly-Owned Subsidiaries may acquire assets or the capital stock of any Person (any such acquisition permitted by this clause
      (l), a "Permitted Acquisition"); provided that (i) such Person (or the assets so acquired) was, immediately prior to such acquisition, engaged (or used) primarily in the business permitted pursuant to Section 8.01 of this Exhibit E, (ii) if such acquisition is structured as a stock or other equity acquisition, then either (A) the Person so acquired becomes a Wholly-Owned Subsidiary of the Company and, subject to Section 8.14 of this Exhibit E, a Guarantor or (B) such Person is merged with and into the Company or a Wholly-Owned Subsidiary of the Company that is a Guarantor (with the Company or such Wholly-Owned Subsidiary being the surviving corporation of such merger), and in any case, all of the provisions of
      Section 8.14 of this Exhibit E have been complied with in respect of such Person, (iii) any Liens or Indebtedness assumed or issued in connection with such acquisition is otherwise permitted under Section 8.03 or 8.04 of this Exhibit E, as the case may be, and (iv) after giving effect thereto, the Unutilized Revolving Loan Commitment would be at least $55,000,000; provided, further, that any such Permitted Acquisition (or series of related Permitted Acquisitions) involving total consideration (including, without limitation, any earn-out, non-compete or deferred compensation arrangements and the value of any Company securities, but not including any Indebtedness assumed that complies with Section 8.04(m) of this Exhibit E) by the Company and its Wholly-Owned Subsidiaries in excess of the Total Consideration Amount shall not be consummated without the prior written consent of the Required Lenders; and provided, further, that the Company shall have delivered to the Landlord a certificate of the Chief Financial Officer of the Company showing compliance (in reasonable detail as to pro forma calculations) with all of the provisions of this paragraph
      (l);

            (m) leases or subleases granted by the Company or any of its Subsidiaries to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries;

            (n) the Company and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of patents, trademarks, copyrights and know-how which, in the reasonable judgment of the Company or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

            (o) "inactive" or "shell" Subsidiaries may be dissolved or otherwise liquidated;

            (p) the Transaction and the merger of Essex with and into Superior Telecommunications may be consummated;

            (q) the purchase of the outstanding equity interests in Cables of Zion that are not currently held by the Company and its Subsidiaries, provided that the aggregate consideration does not exceed $25,000,000;

            (r) (I) the purchase of the Cvalim Assets by the Israeli Subsidiaries for an aggregate consideration plus related working capital, in an aggregate amount not to exceed $90,000,000, provided such consideration is funded either (w) through investments, including by way of guarantee, in an amount not to exceed $15,000,000, provided that such investment is otherwise permitted by Section 8.05(p) of this Exhibit E or
      (x) of the Agreement through Indebtedness incurred by the Israeli Subsidiaries or (y) through an intercompany loan made to the Israeli Subsidiaries by the Company, provided that (i) such intercompany loan is secured, on terms reasonably acceptable to the Administrative Agent, with substantially all of the assets of the Israeli Subsidiaries (subject, in certain cases, to Liens on assets pledged or otherwise provided as collateral to secure governmental grants and other local obligations), including the Cvalim Assets and (ii) such secured intercompany loan is pledged to the Administrative Agent, on behalf of the Lenders, on terms acceptable to the Administrative Agent or (z) through a combination of
      (w), (x) and (y) and (II) vendor financing provided to support the local operations of the Israeli Subsidiaries in an amount not to exceed $60,000,000;

            (s) Investments in the Mexican Subsidiaries to fund their development of certain manufacturing facilities in Mexico in an aggregate amount not to exceed $80,000,000; provided that until January 31, 2001, the amount of such Investments shall not exceed $40,000,000 in the aggregate; and provided, further, that such amount may either be funded
      (A) through Indebtedness incurred by the Mexican Subsidiaries or (B) through intercompany loans, on terms reasonably acceptable to the Administrative Agent, provided that (i) such intercompany loans shall be secured, on terms reasonably acceptable to the Administrative Agent, with all of the assets of the Mexican Subsidiaries, including those contemplated to be built or constructed; (ii) the Mexican Subsidiaries shall become Guarantors (it being understood that such Guaranty is subject to the last sentence of Section 8.14 of this Exhibit E) and (iii) such secured intercompany loans are pledged to the Administrative Agent, on behalf of the Lenders, on terms acceptable to the Administrative Agent or
      (C) up to $16,000,000 of equity or other similar contributions, or (D) through a combination of (A), (B) and (C); and

            (t) the acquisition of assets by the Israeli Subsidiaries to the extent they are used or useful in the business of the Israeli Subsidiaries, provided that no credit or other support is provided thereby by the Parent, the Company or the other Subsidiaries of the Company.

To the extent the Landlord waives the provisions of this Section 8.02 of this Exhibit E with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section
8.02 of this Exhibit E, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Landlord shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

            8.03. Liens. The Company will not, and will not permit any Guarantor to, create, incur, assume or suffer to exist any Lien upon or with respect to any item constituting Collateral except for the Lien of the Security Documents relating thereto, the Prior Liens applicable thereto and other Liens expressly permitted by such Security Documents. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Company or such Subsidiary which does not constitute Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except the following (collectively referred to as "Permitted Liens"):

            (a) inchoate Liens for taxes, assessments or governmental charges of levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

            (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business or in connection with any Capital Expenditure permitted by the terms of the Agreement and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

            (c) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Annex III to the Agreement, and extensions, renewals or related refinancings thereof, provided that such extensions, renewals or related refinancings pursuant to Section 8.04(g) of this Exhibit E (x) do not increase the obligations so secured and (y) apply to additional assets not subject to the lien being extended or renewed;

            (d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09 of the Agreement;

            (e) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (y) to secure the performance of leases of Real Property, to the extent incurred or made in the ordinary course of business;

            (f) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries;

            (g) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

            (h) Liens arising from precautionary UCC financing statements regarding operating leases permitted by the Agreement;

            (i) any interest or title of a licensor, lessor or sublessor under any license or lease permitted by the Agreement;

            (j) Liens created pursuant to Capital Leases permitted pursuant to
      Section 8.04(i) of this Exhibit E;

            (k) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Initial Borrowing Date; provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(i) of this Exhibit E;

            (l) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Company in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(m) of this Exhibit E, and
      (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company or any of its Subsidiaries;

            (m) Liens on the receivables subject to the Receivables Financing Agreement and Receivables Related Assets, in each case securing the Receivables Financing Agreement;

            (n) Liens set forth on Schedule 8.03(n) to the Agreement securing Indebtedness of Essex or any of its Subsidiaries pursuant to the Essex Capital Lease Facility;

            (o) Liens on assets (other than the capital stock) of the Israeli Subsidiaries to secure Indebtedness permitted under Section 8.04(n) of this Exhibit E;

            (p) Liens on assets (other than the capital stock) of Essex Canada securing the Essex Canadian Facility and any permitted refinancing thereof;

            (q) Liens on the assets of the Mexican Subsidiaries to secure Indebtedness permitted under Section 8.04(o) of this Exhibit E; and

            (r) additional Liens (on assets other than the Collateral) incurred by the Company and its Subsidiaries so long as the aggregate value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $15,000,000.

            8.04. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness incurred pursuant to the Agreement and the other Credit Documents;

            (b) the Floating Rate Facility and any extensions, refinancings, replacements or restructurings (collectively, "refinancings") thereof; provided that the then outstanding principal amount thereof is not increased and the terms and conditions of such refinancings thereof are no more adverse in any material respect to the Company or the Lenders than with respect to the Indebtedness being so refinanced, it being understood that a refinancing at a fixed interest rate per annum of no greater than 13% shall not be deemed more adverse;

            (c) Indebtedness (together with other obligations) of Essex Funding or any other Receivables Subsidiary incurred pursuant to the Receivables Financing Agreement, provided that the funded amount together with any other obligations or Indebtedness thereunder does not at any time exceed $225,000,000;

            (d) Indebtedness of Essex Canada under the Essex Canadian Facility, and any refinancings thereof; provided that the then outstanding principal amount thereof is not increased and the terms and conditions of such refinancings thereof are no more adverse in any material respect to the Company or the Lenders than with respect to the Indebtedness being so refinanced;

            (e) the Essex Capital Lease Facility, provided the principal amount thereof at any time does not exceed $18,000,000, and any refinancings thereof; provided that the then outstanding principal amount thereof is not increased and the terms and conditions of such refinancings thereof are no more adverse in any material respect to the Company or the

      Lenders than with respect to the Indebtedness being so refinanced;

            (f) letters of credit existing as of the date hereof as set forth on Annex VII to the Agreement, and any extensions or refinancings thereof; provided that the then outstanding face amounts thereof are not increased and the terms and conditions of such refinancings thereof are no more adverse in any material respect to the Company or the Lenders than with respect to the Indebtedness being so refinanced;

            (g) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Annex VII to the Agreement, and any refinancings thereof; provided that the then outstanding principal amount thereof is not increased and the terms and conditions of such refinancings thereof are no more adverse in any material respect to the Company or the Lenders than with respect to the Indebtedness being so refinanced;

            (h) Indebtedness under Interest Rate Protection Agreements and Other Hedging Agreements permitted by Section 8.05(d) of this Exhibit E;

            (i) (A) Capitalized Lease Obligations and Indebtedness of the Company and its Subsidiaries incurred after the Initial Borrowing Date to purchase money Liens permitted under Section 8.03(k) of this Exhibit E; provided that (i) all such Capitalized Lease Obligations are permitted under Section 8.08 of this Exhibit E and (ii) the sum of (x) the aggregate Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time, together, shall not exceed $20,000,000 and (B) Capital Lease Obligations existing on the Initial Borrowing Date, as set forth on Annex VII to the Agreement;

            (j) Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(g) of this Exhibit E;

            (k) Indebtedness of Non-U.S. Subsidiaries to the Company or any of its Domestic Subsidiaries as a result of any investment made pursuant to
      Section 8.05 of this Exhibit E;

            (l) Indebtedness consisting of guaranties (x) by the Company of Indebtedness, leases and other contractual obligations permitted to be incurred by Subsidiaries of the Company that are Guarantors and (y) by Non-U.S. Subsidiaries of the Company of Indebtedness, leases and other contractual obligations permitted to be incurred by the Company and its Subsidiaries;

            (m) Indebtedness of a Subsidiary acquired as a result of a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) at the time of such Permitted Acquisition such Indebtedness does not exceed 25% of the total then fair market value of the assets of the Subsidiary so acquired, or of the asset so acquired, as the case may be, (iii) so long as, before and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred or would result therefrom and (iv) such Indebtedness is not recourse to any assets of the Company or its Subsidiaries other than the Subsidiary and assets so acquired;

            (n) (A) the Indebtedness described in Section 8.02(r)(I) of this Exhibit E and (B) other Indebtedness incurred by the Israeli Subsidiaries, provided that no credit or other support is provided thereby by the Parent, the Company or the other Subsidiaries of the Company;

            (o) additional Indebtedness of the Mexican Subsidiaries in an amount not to exceed and intercompany loans made to the Mexican Subsidiaries as contemplated by and in accordance with the terms of Section 8.02(s) of this Exhibit E to fund the development of certain manufacturing facilities in Mexico;

            (p) additional Indebtedness of the Company and its Subsidiaries not otherwise permitted hereunder not exceeding $30,000,000 in aggregate principal amount at any time outstanding; provided, however, that no more than $10,000,000 of such amount may be secured Indebtedness.

            8.05. Advances, Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (collectively, "Investments"), except:

            (a) the Company and its Subsidiaries may invest in or hold cash and Cash Equivalents, provided that any Investments including cash other than Investments denominated in U.S. Dollars shall only be made to the extent necessary to fund local operations of the Non-U.S. Subsidiaries;

            (b) the Company and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Company or such Subsidiary;

            (c) the Company and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (d) (x) Interest Rate Protection Agreements entered into to protect the Company against fluctuations in interest rates in respect of the Obligations and not for speculative purposes, (y) Other Hedging Agreements with respect to copper and other raw materials to be used in the business of the Company and its Subsidiaries; provided that such purchases are entered into in the ordinary course of business and for bona fide business (and not speculative) purposes and (z) Other Hedging Agreements with respect to currencies in which the Company and its Subsidiaries transact business; provided that such agreement are designed to protect against fluctuations in currency values and are entered into the ordinary course of business and for bona fide business (and not speculative) purposes;

            (e) advances, loans and Investments in existence on the Initial Borrowing Date and listed on Annex V to the Agreement shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Initial Borrowing Date but only to the extent such further obligations are described on such Annex V to the Agreement);

            (f) deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements shall be permitted;

            (g) the Company may make intercompany loans and advances to any of its Subsidiaries that are Guarantors (so long as they remain Guarantors) and any Subsidiary of the Company may make intercompany loans and advances to the Company or any other Subsidiary of the Company that is a Guarantor (so long as it remains a Guarantor) (collectively, "Intercompany Loans");

            (h) loans and advances by the Company and its Subsidiaries to employees of the Company and its Subsidiaries for moving and travel expenses and other similar expenses or in connection with stock purchases in each case incurred in the ordinary course of business shall be permitted in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

            (i) Permitted Acquisitions shall be permitted;

            (j) the Company and its Subsidiaries may acquire and hold promissory notes and/or equity securities issued by the purchaser or purchasers in connection with the sale of assets to the extent permitted under Section 8.02(d) of this Exhibit E;

            (k) Non-U.S. Subsidiaries may make Investments in other Non-U.S. Subsidiaries (other than the Israeli Subsidiaries);

            (l) the Company may contribute cash to one or more of its Subsidiaries that are or become Guarantors formed after the Initial Borrowing Date in accordance with Section 8.14 of this Exhibit E (including in connection with a Permitted Acquisition) so long as such Subsidiary remains a Guarantor;

            (m) the Company may make Investments in Cables of Zion as permitted by Section 8.02(q) of this Exhibit E;

            (n) the Company may make the intercompany loans to the Israeli Subsidiaries as permitted by Sections 8.02(r)(I)(y) and 8.02(r)(II) of this Exhibit E;

            (o) the Company may make Investments in the Mexican Subsidiaries as permitted by Section 8.02(s) of this Exhibit E; and

            (p) the Company and its Subsidiaries may make new or additional cash Investments in or to Persons (including, without limitation, the investments contemplated by Section 8.02(r)(I)(w) of this Exhibit E) in an amount not to exceed $25,000,000 outstanding at any one time (giving effect to any repayments in cash, but without giving effect to any distributions or profits thereon, write-downs or non-cash payments); provided that, before and after giving effect to each such Investment, no Default or Event of Default shall have occurred or result therefrom.

            8.06. Dividends, etc. The Company will not, and will not permit any of its Subsidiaries (other than the Israeli Subsidiaries) to, declare or pay any dividends (other than dividends payable solely in common stock of the Company or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights (other than such options or rights as are granted only to employees as compensation for their employment) in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Company will not permit any of its Subsidiaries (other than the Israeli Subsidiaries) to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Company or any Subsidiary of the Company now or hereafter outstanding (or any options or warrants or such stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends", it being understood that the payments made in accordance with the clauses contained in the proviso of Section 8.07 of this Exhibit E shall not be deemed to be Dividends), except that:

            (i) any Subsidiary of the Company may pay Dividends to the Company or any Subsidiary of the Company pro rata to the shareholders thereof;

            (ii) shares of the Superior Preferred Stock and Trust Preferred Securities may be repurchased, provided that the only consideration to be paid in connection therewith shall be shares of (x) Parent Common Stock and/or (y) Parent preferred stock having terms identical, in all material respects, to the Superior Preferred Securities or the Trust Preferred Securities (including as to dividend rate and liquidation preferences), as the case may be, except that the issuer thereof shall be the Parent;

            (iii) as long as no Default or Event of Default shall then exist or result therefrom, regular quarterly cash dividends on the Superior Preferred Stock and the Trust Preferred Securities in accordance with the terms of their respective certificates of designation may be paid;

            (iv) as long as no Default or Event of Default shall then exist or result therefrom, with respect to each Dividend Period, the Company may declare and pay a dividend on or repurchase the Company's Common Stock in an amount not to exceed $5,700,000 plus a pro rata incremental amount to the extent the Trust Preferred Securities have been converted into Common Stock, based on the number of shares of Common Stock outstanding as of the date hereof; provided that the ratio of Consolidated EBITDA of the Company to Consolidated Fixed Charges of the Company for such Dividend Period (determined on a pro forma basis after giving effect to such dividend) exceeds 1.0 to 1.0, except that the amount of such dividend may exceed $5,700,000 (but may not exceed $8,200,000) (plus the applicable incremental pro rata amount as determined above) but only if such ratio for such Dividend Period exceeds 1.10 to 1;

            (v) so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom, Dividends paid by the Company to the Parent not earlier than the second Business Day prior to the due date of any scheduled Interest payment on the Debenture so long as the proceeds thereof are actually used at the time of such dividend payment by the Parent to pay, on the scheduled quarterly interest payment date, interest accrued on the Debenture;

            (vi) Dividends paid by the Company to the Parent so long as the proceeds thereof are used at the time of such dividend payment by the Parent to pay out-of-pocket expenses for administrative, legal and accounting services provided by third parties that are reasonable and customary and incurred in the ordinary course of business for such professional services or to pay franchise and similar costs;

            (vii) Dividends paid by the Company to the Parent so long as the proceeds thereof are used at the time of such dividend payment by the Parent to make payments under the Services Agreement, provided, however, that such Dividends shall not exceed $5,000,000 in any four fiscal quarter period; and

            (viii) Dividends paid by the Company to the Parent so long as the proceeds thereof are used at the time of such dividend payment by the Parent to pay a dividend on or repurchase the Parent Common Stock.

            8.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable to the Company or such Subsidiary as would be reasonably expected to be obtainable by the Company or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (i) the Transaction substantially in accordance with the terms of the Documents; (ii) the performance of the Services Agreement, provided that (x) such payments may not exceed $5,000,000 in any four fiscal quarter period and
(y) the portion of such payment for services described in Section 3(b) thereof shall be subject to the "arm's-length" standard described in this Section 8.07; [(iii) the (x) Parent Tax Allocation Agreement and the Company and its Domestic Subsidiaries may make payments thereunder and (y) the Alpine Tax Allocation Agreement and the Company and its Domestic Subsidiaries may make payments thereunder; (iv) transactions between or among the Company and its Subsidiaries to the extent that such transactions are otherwise specifically permitted under the Agreement and, in the case of transactions with Subsidiaries that are not Guarantors, such transactions are on arms-length terms and (v) on the date of consummation of the Tender Offer, the payment of a transaction fee to Alpine in the amount of $10,000,000.

            8.08. Capital Expenditures. (a) The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures during the period set forth below in excess of the amount set forth below with respect to such period:

                                             ($ in millions)
          Period Ending                          Amount:
          -------------                          ------
           01/31/2000                            $68.0
           01/31/2001                             50.1
           01/31/2002                             45.0
           01/31/2003                             50.0
           01/31/2004                             50.0
           01/31/2005                             50.0
           01/31/2006                             50.0

            (b) In the event that the amount of Capital Expenditures permitted to be made by the Company and its Subsidiaries pursuant to clause (a) above in any fiscal 12-month period (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures actually made by the Company and its Subsidiaries during such fiscal year, such excess (the "Rollover Amount") may be carried forward and utilized to make Capital Expenditures in succeeding fiscal years; provided that in no event shall the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries during any fiscal year pursuant to Section 8.08(a) of this Exhibit E exceed 125% of the direct amount set forth for such fiscal year in such
Section 8.08(a) of this Exhibit E.

            (c) Notwithstanding the proviso in Section 8.08(b) of this Exhibit E, the Company and its Subsidiaries may make additional Capital Expenditures with the Net Cash Proceeds of Asset Sales to the extent such proceeds are not required to be applied to prepay the Loans pursuant to Section 4.02(d) of the Agreement and such proceeds are reinvested as required by Section 4.02(d) of the Agreement.

            (d) The Company and its Subsidiaries may make additional Capital Expenditures with the insurance proceeds received by the Company or any of its Subsidiaries from any Taking or Destruction so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to prepay the Loans pursuant to Section 4.02(g) of the Agreement.

            (e) The Company and its Wholly-Owned Subsidiaries may make Permitted Acquisitions.

            (f) The Company may make the Capital Expenditures (x) contemplated by Section 8.02(q) of this Exhibit E and (y) the Capital Expenditures as set forth in Schedule 8.08(f) of this Exhibit E, and the amounts of such Capital Expenditures shall not reduce the amount set forth in Section 8.08(a) of this Exhibit E.

            (g) The Israeli Subsidiaries may make additional Capital Expenditures to the extent necessary to fund their operations, provided that no credit or other support is provided thereby by the Parent, the Company or the other Subsidiaries of the Company.

            8.09. Minimum Consolidated EBITDA. The Company will not permit Consolidated EBITDA during any Test Period set forth below to be less than the amount set forth below with respect to such Test Period:

                                     ($ in millions)
Test Period Ending:                      Amount:
------------------                       ------
01/30/1999                               $ 36.0
04/30/1999                                 60.0
07/31/1999                                130.0

                                     ($ in millions)
Test Period Ending:                      Amount:
------------------                       ------
10/31/1999                                180.0
01/31/2000                                260.0
04/30/2000                                270.0
07/31/2000                                280.0
10/31/2000                                290.0
01/31/2001                                300.0
04/30/2001                                300.0
07/31/2001                                310.0
10/31/2001                                320.0
01/31/2002                                330.0
04/30/2002                                340.0
07/31/2002                                350.0
10/31/2002                                355.0
01/31/2003                                360.0
04/30/2003                                365.0
07/31/2003                                370.0
10/31/2003                                375.0
01/31/2004                                380.0
04/30/2004                                380.0
07/31/2004                                380.0
10/31/2004                                380.0
01/31/2005 and the last day of            380.0
each
Fiscal Quarter thereafter

            8.10. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any Test Period set forth below to be equal to or less than the ratio set forth below with respect to such Test Period:

Test Period Ending:                       Ratio:
------------------                        -----
04/30/1999                                1.75x
07/31/1999                                1.75x
10/31/1999                                1.80x
01/31/2000                                1.85x
04/30/2000                                1.90x
07/31/2000                                1.95x
10/31/2000                                2.00x
01/31/2001                                2.05x
04/30/2001                                2.10x

07/31/2001                                2.15x
10/31/2001                                2.25x
01/31/2002                                2.35x
04/30/2002                                2.50x
07/31/2002                                2.75x
10/31/2002                                3.00x
01/31/2003                                3.00x
04/30/2003                                3.25x
07/31/2003                                3.25x
10/31/2003                                3.50x
01/31/2004                                3.50x
04/30/2004                                3.50x
07/31/2004                                3.50x
10/31/2004                                3.50x
01/31/2005 and the last day of            3.50x
each Fiscal Quarter thereafter

            8.11. Leverage Ratio. The Company will not permit the Pro Forma Leverage Ratio at any time during the Test Period set forth below to be equal to or more than the ratio set forth below with respect to such Test Period:

Test Period Ending:                       Ratio:
------------------                        -----
04/30/1999                                5.50x
07/31/1999                                5.50x
10/31/1999                                5.25x
01/31/2000                                5.25x
04/30/2000                                5.00x
07/31/2000                                5.00x
10/31/2000                                4.75x
01/31/2001                                4.50x
04/30/2001                                4.50x
07/31/2001                                4.25x
10/31/2001                                4.00x
01/31/2002                                4.00x
04/30/2002                                3.75x
07/31/2002                                3.50x

10/31/2002                                3.25x
01/31/2003                                3.25x
04/30/2003                                3.00x
07/31/2003                                3.00x
10/31/2003                                2.75x
01/31/2004                                2.75x
04/30/2004                                2.75x
07/31/2004                                2.75x
10/31/2004                                2.75x
01/31/2005 and the last day of            2.75x
each Fiscal Quarter thereafter

            8.12. Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuances of Capital Stock, etc. The Company will not, and will not permit any of its Subsidiaries to:

            (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Superior Preferred Stock or Trust Preferred Securities except as permitted by clause (ii) of Section 8.06 of this Exhibit E or the Floating Rate Facility except for prepayments or refinancings otherwise permitted hereby;

            (ii) amend or modify in any manner adverse to the Company or the Lenders, or permit such an amendment or modification of, any provision of the Superior Preferred Stock, Trust Preferred Securities or Existing Indebtedness, including without limitation, the Essex Funding Agreement, the Essex Capital Lease Facility and the Essex Canadian Facility, except that the Company may repay Indebtedness pursuant to that certain lease agreement dated as of May 10, 1995 (the "Brownwood Lease") as amended, between Superior Telecommunications and ALP (TX) QRS-11-28, Inc.;

            (iii) amend, modify or change in any way adverse to the interests of the Lenders, any Tax Allocation Agreement, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By- Laws; and

            (iv) issue any class of capital stock other than common stock, provided that this clause (iv) is not applicable to the Israeli Subsidiaries.

            8.13. Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any Subsidiary of the Company, or pay any Indebtedness owed to the Company or a Subsidiary of the Company, (b) make loans or advances to the Company or any of the Company's Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary of the Company, (iv) customary provisions restricting assignment of any licensing agreement entered into by the Company or a Subsidiary of the Company in the ordinary course of business, (v) in the case of the Company and Superior Telecommunications, the Brownwood Lease, (vi) the restrictions contained in the Essex Funding Agreement, the Essex Capital Lease Facility and the Essex Canadian Facility, each as in effect as of the date hereof and any refinancing thereof so long as the terms and conditions of any such refinancings are no more adverse in any material respect to the Company or the Lenders than with respect to the Indebtedness being so refinanced, (vii) customary provisions restricting the transfer of or by those assets pursuant to, and subject to other Liens permitted under Section 8.03(h), (i), (j), (k) or (l) of this Exhibit E and (viii) restrictions or encumbrances pursuant to Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition) or an asset securing such Indebtedness, provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, provided, further, such restrictions or encumbrances apply solely to such Subsidiary or asset so acquired.

            8.14. Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in the Agreement, the Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that the Company and its Wholly-Owned Subsidiaries shall be permitted to establish or create Subsidiaries so long as, in each case, (i) at least 15 days' prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent),
(ii) unless otherwise consented to by the Administrative Agent because such Subsidiary is a Non-U.S. Subsidiary, the capital stock of such new Subsidiary is promptly pledged pursuant to, and to the extent required by, the Agreement and the Pledge Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) unless otherwise consented to by the Administrative Agent because such Subsidiary is (x) a Non- U.S. Subsidiary or (y) a Receivables Subsidiary, such new Subsidiary promptly executes a Guaranty, the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Administrative Agent or the Required Lenders, all actions required pursuant to
Section 7.11 are taken; provided that no such action will be required by any new Subsidiary (that is not a Wholly-Owned Subsidiary) to the extent such new Subsidiary is a party to a preexisting agreement which prohibits such new Subsidiary from executing a Guaranty; provided, further, such preexisting agreement was not entered into for the purpose of avoiding the requirements of

Section 8.14 and the restrictions contained therein are no more adverse to the Company and its Subsidiaries than to the other equity owners in such new Subsidiary. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date. The Company may request the Administrative Agent, on behalf of the Lenders, to consent, effective after the completion of the Company's second full fiscal year after the Initial Borrowing Date, to the release of the Guaranty by the Mexican Subsidiaries and the reduction of any pledged securities not to exceed 65%, which consent may not be unreasonably withheld or delayed.

            8.15. Limitation on Acquisition Co. The Company shall not permit Acquisition Co, at any time prior to the consummation of the Merger, to engage in any activities other than to (a) hold Margin Stock (it being understood that Acquisition Co. may sell the outstanding common stock of Essex International for the fair market value thereof so long as the proceeds received from such sale are in the form of cash and/or Cash Equivalents) and (b) merge with and into Essex International pursuant to the terms of the Merger Agreement.

            8.16. Covenants of Essex. Prior to the consummation of the Merger, Essex shall not, and shall not permit any of its Subsidiaries to, take any action that would cause the Company to be in violation of any of the covenants contained in Section 7 or 8 hereof.

            8.17. Limitation of Activities of Parent. The Parent shall not (i) hold or acquire any assets (other than (A) the capital stock of the Borrower and Superior Trust I and (B) [TO COME], (ii) incur any Indebtedness (other than the Debenture and obligations in connection with its day to day activities in the ordinary course), or (iii) conduct any business or have any operations, other than holding the capital stock and assets permitted by clause (i) above and activities reasonably related thereto.